Exhibit 10.18
EXECUTIVE EMPLOYMENT AGREEMENT
AURINIA PHARMACEUTICALS INC.
PRIVATE AND CONFIDENTIAL    October 1, 2017

Neil Solomons
[redacted]
Dear Dr. Solomons:
Re:    Terms of Employment with AURINIA PHARMACEUTICALS INC. (the “Corporation”)
This Agreement confirms the terms and conditions of your employment by the Corporation and will constitute your employment agreement. Those terms and conditions are set out below:

1.    Position and Duties. You will be employed by and will serve the Corporation as Chief Operating Officer during the Term of this Agreement. You will report directly to the Chief Executive Officer of the Corporation or such other person that the Board of Directors (the “Board”) may otherwise determine from time to time. Your position, duties and functions pertain to the Corporation and any of its subsidiaries from time to time and may be varied or added to from time to time by the Board, at its discretion.
2.    Term. The terms and conditions of this Agreement shall have effect as of and from October 1, 2017 (the “Effective Date”) and your employment shall continue until terminated as provided in this Agreement.
3.    Base Salary. The Corporation shall pay you a base salary at the rate of CDN $425,000 per year (the “Base Salary”), payable semi-monthly, subject to the withholding of all applicable statutory deductions from such Base Salary in respect of the Base Salary and including any taxable benefits received under this Agreement or in respect of your employment. As a managerial employee of the Corporation, you are not entitled to overtime pay or statutory holiday pay and your compensation noted above represents your pay for all hours worked for the Corporation.
4.    Annual Review. The Board or compensation committee if established by the Board for the purposes of this Agreement (the “Compensation Committee”) shall review your Base Salary annually. This review shall not result in a decrease of your Base Salary nor shall it necessarily result in an increase in your Base Salary and any increase shall be in the sole discretion of the Board.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.    Performance Bonus. The Corporation shall review the performance of your duties and functions under this Agreement annually, and shall pay you a cash bonus with a target payment of 40% of your Base Salary based on achieving certain objectives determined by the Board in its sole discretion (initially weighted 40% personal and 60% corporate but subject to adjustment by the Board), has determined that the Corporation and the employee have met their short-term and long –term business performance objectives (together, the “Objectives”), which objectives will be established from time to time by the Board and senior management in consultation with you, subject to any rules of the Corporation may develop regarding the bonus scheme. Payment of the performance bonus set out in this Section 5 shall be made to you within a reasonable time following the end of each fiscal year and shall be subject to the withholding of all applicable statutory deductions by the Corporation.
6.    Benefits. The Corporation will arrange for you and your family to be provided with health, medical, dental, accident and life insurance and such other benefits as are reasonable and appropriate for an executive level benefits plan, as determined by the Board from time to time, based on the recommendations of the Compensation Committee (if established), in consultation with you. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. Please note that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Corporation in its sole discretion, and that this may include terminating or changing carriers.
7.    Vacation. During your employment with the Corporation under this Agreement, you will be entitled to an annual paid vacation as determined by the Corporation from time to time, of 30 days per annum, in addition to statutory holidays. The Corporation reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations. Vacation time should be taken in the year in which you are entitled to it, and should not be carried forward beyond June 30th of the subsequent year.
8.    Reimbursement for Expenses. During your employment under this Agreement, the Corporation shall reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Corporation from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Corporation.
9.    Stock Options. You are eligible to receive stock options pursuant to the Corporation’s Incentive Stock Option Plan as may be established from time to time.  Any stock options granted to you will be in such numbers and upon such terms as the Board or the Compensation Committee may determine in its discretion, as the case may be.  For
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greater certainty, neither the period of notice nor any payment in lieu thereof will be considered as extending the period of your employment with respect to the vesting or exercise of any such options granted.
10.    Compliance with Insider Trading Guidelines and Restrictions. As a result of your position, you will be subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Corporation. The Corporation may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of your employment by the Corporation that you comply with such guidelines and restrictions.
11.    No Other Compensation or Benefits. You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Corporation subsequent to execution of this Agreement by the parties hereto, you shall not be entitled by reason of your employment by the Corporation or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.
12.    Service to Employer. During your employment under this Agreement you will:
(a)    well and faithfully serve the Corporation;
(b)    act in and promote the best interests of the Corporation;
(c)    apply your skill and experience to the performance of your duties and responsibilities and devote substantially the whole of your working time, attention and energies to the business and affairs of the Corporation;
(d)    comply with all lawful policies and procedures put in place by the Corporation from time to time; and
(e)    not, without the prior approval of the Board, carry on or be engaged in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization or in respect of civic or community activities, provided that such activities do not materially interfere with the performance of your duties under this Agreement.
13.    Termination By Executive
(a)    Subject to Section 16 (Termination Following Change in Control), you may resign from your employment at any time, but only by giving the Corporation at least 3 months’ prior written notice of the effective date of your resignation. On the giving of any such notice, the Corporation will have the right to waive, in its sole discretion, the notice period, have you cease your employment immediately or at a specified date prior to the end of the notice period, and pay you the pro-
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rated portion of your Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review), for the notice period or remainder of the notice period, as applicable, plus such other sums accrued and owing in respect of salary or vacation and, if granted, pursuant to Section 5 (Performance Bonus), bonus.  In this case, your resignation and the termination of your employment will be effective on the date the Corporation waives the notice period (or remainder thereof).
(b)    If the Corporation elects to pay you such lump sum in lieu of the notice period, or remainder of the notice period, as applicable, the Corporation shall, subject to the terms and conditions of any benefit plans in effect from time to time, maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement for 3 months after the date of your notice, but in all other respects, your resignation and the termination of your employment will be effective immediately upon your receipt of the lump sum.
14.    Termination by the Corporation Without Cause. The Corporation may terminate your employment at any time without Cause (as defined below) by providing you with notice of termination, pay in lieu of notice of termination (as defined below) or a combination of notice and pay in lieu of notice in the amounts set out below:
(a)    Notice of termination, pay in lieu of notice of termination or a combination of notice and pay in lieu of notice equal to 16 months, plus one additional month for each full year of employment from the Effective Date of this Agreement, up to a maximum of 18 months in the aggregate.
(b)    For purposes of this Section, pay in lieu of notice means your then current Base Salary as set out in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review). In addition, if some or all of the personal and corporate objectives have been satisfied prior to your last day of work for the Corporation, you will be entitled to a performance bonus pursuant to Section 5 (Performance Bonus) for the year of termination, with the amount to be determined based on the objectives satisfied.
(c)    Any change that constitutes a constructive dismissal at common law shall be treated as a termination without cause and entitle you to the termination entitlements set out in this Section 14, provided that in any such case you have given the Corporation at least 30 days’ notice to address any changes prior to ending your employment.
(d)    If the Corporation elects to provide you, in whole or in part, with pay in lieu of notice of termination, at its sole discretion it may do so by way of one or more lump sum payments, by salary continuance payments or by a combination of lump sum and salary continuance payments. Any minimum statutory obligations will be paid to you in a lump sum.
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(e)    To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement (the “Maintenance Payments”) during the notice period.
(f)    Notwithstanding Section 14(d), if you obtain a new source of remuneration for personal services, whether through an office, new employment, a contract for you to provide consulting or other personal services, or any position analogous to any of the foregoing, the Maintenance Payments shall terminate 9 months from the date of termination of your employment (excluding the notice period).
(g)    In addition, the Corporation will arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment.
(h)    You shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise, nor will any sums actually received be deducted.
15.    Termination by the Corporation for Cause. Notwithstanding Section 13 (Termination by Executive), Section 14 (Termination by the Corporation Without Cause), or Section 16 (Termination Following Change of Control), the Corporation may terminate your employment and if necessary require that you resign as a director of the Corporation for Cause at any time without any notice or severance. In this Agreement, “Cause” shall include, but not be limited to, the following:
(a)    the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers;
(b)    your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Corporation; or
(c)    any other matter constituting just cause at common law,
any of which shall entitle the Corporation to terminate your employment under this Section 15.
16.    Termination Following Change in Control. Concurrently with execution and delivery of this Agreement, you and the Corporation shall enter into a “Change of Control Agreement” in the form attached hereto as Schedule A setting out the compensation provisions to be applicable in the event of the termination of your employment of the Corporation in certain circumstances following a “Change in Control” of the Corporation (as defined in the Change of Control Agreement). For certainty, you agree that the
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entitlements pursuant to this Section 16 shall be in lieu of and not in addition to the termination entitlements set out in Section 14 of this Agreement.
17.    No Additional Compensation upon Termination. It is agreed that neither you nor the Corporation shall, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Corporation (including termination of such employment or relationship) in excess of what is specified or provided for in Section 13 (Termination by Executive), Section 14 (Termination by the Corporation Without Cause), Section 15 (Termination by the Corporation for Cause), or Section 16 (Termination Following Change in Control), whichever is applicable. Payment of any amount whatsoever pursuant to Section 13 (Termination by Executive), Section 14 (Termination by the Corporation Without Cause), Section 15 (Termination by the Corporation for Cause), or Section 16 (Termination Following Change in Control) shall be subject to the withholding of all applicable statutory deductions by the Corporation.
18.    Confidentiality and Work Product Ownership. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Corporation, you and the Corporation will enter into a “Confidentiality and Work Product Ownership Agreement” in the form attached hereto as Schedule B.
19.    Disclosure of Conflicts of Interest. During your employment with the Corporation, you will promptly, fully and frankly disclose to the Corporation in writing:
(a)    the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Corporation or any subsidiary or affiliate of the Corporation;
(b)    every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or your duties and obligations under this Agreement; and
(c)    the nature and extent of any conflict referred to in subsection (b) above.
In this Agreement the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Securities Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters.
20.    Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 19 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and
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directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 19 (Disclosure of Conflicts of Interest). During your employment with the Corporation, without Board approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement or understanding.
21.    Provisions Reasonable. It is acknowledged and agreed that:
(a)    both before and since the Effective Date the Corporation has operated and competed and will operate and compete in a global market, with respect to the business of the Corporation set out in Schedule C attached hereto (the “Business”);
(b)    competitors of the Corporation and the Business are located in countries around the world;
(c)    in order to protect the Corporation adequately, any enjoinder of competition would have to apply worldwide;
(d)    during the course of your employment by the Corporation, both before and after the Effective Date, on behalf of the Corporation, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Corporation, and that in some circumstances you have been or may well become the senior or sole representative of the Corporation dealing with such persons; and
(e)    in light of the foregoing, the provisions of Section 22 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Corporation and the Business.
22.    Restrictive Covenant. Subject to the exceptions set out in Schedule D attached hereto, you agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the term of employment and continuing for a period of 6 months from the termination of your employment, regardless of the reason for such termination:
(a)    carry on or be engaged in, concerned with or interested in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that:
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(a)    is involved in the Business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or
(b)    competes with the Corporation with respect to any aspect of the Business;
provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;
(b)    solicit, agree to be employed by, or agree to provide services to any person, firm, company or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Corporation during the time of your employment with the Corporation, and whom you had knowledge of as a result of your employment, whether before or after the Effective Date, for any business purpose that is competitive with the Business or any product or service of the Business; or
(c)    divert, entice or take away from the Corporation or attempt to do so or solicit for the purpose of doing so, any business of the Corporation.
23.    Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 10 (Compliance with Insider Trading and Guidelines and Restrictions), Section 12 (Service to Employer), Section 18 (Confidentiality and Work Product Ownership), Section 19 (Disclosure of Conflicts of Interest), Section 20 (Avoidance of Conflicts of Interest) or Section 22 (Restrictive Covenant) could cause irreparable damage to the Corporation or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 23 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.
24.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal
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representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
25.    Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.
26.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.
27.    Exercise of Functions. The rights of the Corporation as provided in this Agreement may be exercised on behalf of the Corporation only by the Board (excluding you).
28.    Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally (including fiduciary duties), and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.
29.    Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.
30.    Surviving Obligations. Your obligations and covenants under Section 18 (Confidentiality and Work Product Ownership), Section 22 (Restrictive Covenant) and Section 23 (Remedies) shall survive the termination of this Agreement.
31.    Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.
32.    Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:
If to the Corporation:
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Aurinia Pharmaceuticals Inc.
1203 – 4464 Markham Street
Victoria, BC V8Z 7X9
Attention: Chief Executive Officer
With a copy to:
Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street, PO Box 48600
Vancouver, BC V7X 1T2
Attention: [redacted]
If to Neil Solomons:

Neil Solomons
[redacted]
Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.
33.    Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.
34.    Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.
35.    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.
36.    Assignment. The Corporation may assign this Agreement.
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If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.
Yours truly,
AURINIA PHARMACEUTICALS INC.
By: /s/ Dennis Bourgeault
                        Authorized Signatory
Accepted and agreed to by Neil Solomons as of October 1, 2017.

/s/ Neil Solomons
Neil Solomons
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SCHEDULE A
AURINIA PHARMACEUTICALS INC.
October 1, 2017
Neil Solomons
[redacted]
Dear Dr. Solomons:
Re: Change in Control Agreement
Aurinia Pharmaceuticals Inc. (the “Corporation”) considers it essential to the best interests of its shareholders to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its shareholders that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Corporation in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Corporation.
In order to induce you to agree to remain in the employ of the Corporation, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Corporation (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Corporation agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Corporation be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Corporation or the termination of your employment:
1.    Term of Agreement.
This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.
2.    Definitions.
(a)    “Affiliate” means a corporation that is an affiliate of the Corporation under the Securities Act (British Columbia), as amended from time to time.
(b)    “Change in Control” of the Corporation shall be deemed to have occurred if:
(a)    any amalgamation or consolidation in which voting securities of the Corporation possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the board of directors of the Corporation following such transaction is such that the directors of the Corporation prior to the transaction constitute less than fifty percent (50%) of the membership of the board of directors of the Corporation following the transaction;
(b)    any acquisition, directly or indirectly, by an person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership of voting securities of the Corporation possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities;
(c)    any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of the directors of the Corporation or otherwise directly or indirectly control the management, affairs and business of the Corporation;
(d)    any sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or
(e)    a complete liquidation or dissolution of the Corporation,
provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Corporation or any of its Affiliates, of voting securities of the Corporation or any of its Affiliates or any rights to acquire voting securities of the Corporation or any of its Affiliates which are convertible into voting securities;
(c)    “Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.
(d)    “Bonus” shall mean the bonus referred to in Section 5 (Performance Bonus) of the Employment Agreement.
(e)    “Cause” shall have the meaning set out in Section 15 (Termination by the Corporation for Cause) of the Employment Agreement.
(f)    “Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.
(g)    “Good Reason” shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:
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(a)    a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control, save and except for any change(s) in your Management Position, from time to time, as contemplated in your Employment Agreement;
(b)    a material reduction by the Corporation, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;
(c)    a failure by the Corporation to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;
(d)    any request by the Corporation or any affiliate of the Corporation that you participate in an unlawful act; or
(e)    any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (h) below and for the purposes of this Agreement, no such purported termination shall be effective.
(h)    “Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(i)    “Potential Change in Control” of the Corporation shall be deemed to have occurred if:
(a)    the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(b)    any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
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(c)    the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.
3.    Potential Change in Control.
You agree that, in the event of a Potential Change in Control of the Corporation occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.
4.    Compensation Upon Termination Following Change in Control.
Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Corporation agrees that you shall receive and you agree to accept, subject to your prior resignation as a director of the Corporation, the following payments in full satisfaction of any and all claims you may have or then may have against the Corporation, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Corporation or the termination of your employment:
(a)    If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Corporation shall have no further obligations to you under this Agreement.
(b)    If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, then you shall be entitled to the payments and benefits provided below:
(a)    subject to the withholding of all applicable statutory deductions, the Corporation shall pay you a lump sum equal to 150% of 12 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus other sums owed for arrears of salary, vacation pay and, if awarded and payable, Bonus for that year;
(b)    to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 6 (Benefits) of the Employment Agreement during the 12 month period;
(c)    the Corporation shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and
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(d)    all incentive stock options granted to you by the Corporation under any stock option agreement that is entered into between you and the Corporation and is outstanding at the time of termination of your employment, which incentive stock options have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.
You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.
5.    Binding Agreement.
This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
6.    Notices.
Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:
If to the Corporation:
Aurinia Pharmaceuticals Inc.
1203 – 4464 Markham Street
Victoria, BC V8Z 7X9
Attention: Chief Executive Officer
With a copy to:
Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street, PO Box 48600
Vancouver, BC V7X 1T2
Attention: [redacted]
If to Neil Solomons:
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Neil Solomons
[redacted]
Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail. In such event, the notice shall be effective only if actually delivered.
7.    Modification: Amendments: Entire Agreement.
This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
8.    Governing Law.
This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.
9.    Validity.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.    No Employment or Service Contract
Nothing in this Agreement shall confer upon you any right to continue in the employment of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.
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If the foregoing sets forth our agreement on this matter, kindly sign and return to the Corporation a copy of this letter.
    Yours truly,
    AURINIA PHARMACEUTICALS INC.

                            By: /s/ Dennis Bourgeault
                            Authorized Signatory
Accepted and agreed to by Neil Solomons as of October 1, 2017.
/s/ Neil Solomons
Neil Solomons

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SCHEDULE B
Confidentiality and Work Product Ownership Agreement
Aurinia Pharmaceuticals Inc.
In consideration of the undersigned Worker’s employment by Aurinia Pharmaceuticals Inc. (“Corporation”) and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by Worker), Worker hereby irrevocably and unconditionally covenants and agrees with Corporation as of October 1, 2017 (the “Effective Date”) as follows:
1.    Confidentiality
(a)    Confidential Information: In this Agreement, “Confidential Information” means, subject to section 1(b), all information, in any form and on any medium, regardless of the method or form of disclosure or whether the disclosure was made before or after the Effective Date, about the business and affairs of Corporation or any of Corporation’s past, present or future corporate affiliates or related entities (each an “Affiliate”), or owned, used or licensed by or on behalf of Corporation or any Affiliate (including information provided to Corporation or an Affiliate by any other person under obligations of confidentiality), including information regarding Work Product and related IP Rights (both as defined in section 2(a)) or any of the businesses, business plans, marketing plans, research and development, strategies, products, services, technologies, inventions, assets, finances, pricing, customers, suppliers, resellers or business partners of Corporation or an Affiliate. Without limiting the generality of the foregoing in this section 1(a), Confidential Information includes, subject to section 1(b), each of the following:
(i)    all information (including data) developed, acquired or used by or on behalf of Corporation or an Affiliate, or licensed from a third party by or on behalf of Corporation or an Affiliate, in connection with or relating to research, development, testing/trials, regulatory approvals and commercialization of drugs and treatments for diseases and medical conditions, including ingredients (whether medicinal or non-medicinal) and their proportions, formulations, effects, technical information and protocols, methodologies, dosage form and strength, biological materials and their progeny and derivatives;
(ii)    all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations licenses, authorizations, approvals and correspondence with regulatory authorities;
(iii)    all information relating to the businesses, business plans, marketing plans, research and development, strategies, products, services, technologies, inventions, assets, finances, pricing, customers, suppliers, resellers or business partners of the competitors of Corporation or any Affiliate;
(iv)    information disclosed by or on behalf of Corporation or an Affiliate to their legal advisors; and
(v)    subject to section 1(g), information relating to your compensation and benefits, including your salary, vacation, stock options, perquisites, severance notice, and rights on termination.
(b)    Exceptions: Information will not be considered to be Confidential Information if and to the extent, but only to the extent, that the information is, or subsequently becomes, lawfully available to the general public for unrestricted use other than through the wrongful act or omission of Worker or any other person. For greater certainty, information will not be considered to be available to the general public if the information is disclosed pursuant to a non-disclosure agreement or other confidentiality obligation or if the information is made public in breach of a non-disclosure agreement or other confidentiality obligation.
(c)    Ownership: All Confidential Information is the exclusive property of Corporation and Affiliates and their respective licensors. Worker does not have, and will not acquire, any right, title or interest whatsoever in, to or associated with any Confidential Information.

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(d)    Confidentiality Obligation: Worker acknowledges that by reason of Worker’s employment by Corporation, and in the course of carrying out and performing Worker’s duties and obligations to Corporation, Worker will have access to Confidential Information. Worker will maintain the strict confidentiality of Confidential Information, including by using all necessary precautions to prevent unauthorized access to or disclosure of Confidential Information, both during and indefinitely after the term of Worker’s employment by Corporation. Worker will not authorize, assist or encourage any other person (including any other employee of Corporation) to access, use or disclose any Confidential Information in any manner or for a purpose that would be a breach of this Agreement if it were done by Worker.
(e)    Permitted Use/Disclosure: Worker will use Confidential Information only during the term of Worker’s employment by Corporation and only as required to perform Worker’s duties and obligations to Corporation. Worker will not use Confidential Information for Worker’s personal benefit or for the benefit of any other person. Worker will not remove Confidential Information from Corporation’s facilities, or record, copy, reproduce, store or disclose Confidential Information, except as required to perform Worker’s duties and obligations to Corporation and in accordance with Corporation’s written policies and procedures established and revised by Corporation from time to time.
(f)    Legal Disclosure: Nothing in this Agreement prohibits disclosure by Worker of Confidential Information that is required to be disclosed under applicable law, provided that before making the disclosure Worker gives reasonable prior written notice to Corporation of the potential disclosure (unless prior notice is prohibited by law) and reasonably assists Corporation to obtain a protective order preventing or other means of limiting the potential disclosure or use of Confidential Information.
(g)    Disclosure to Advisors: You may disclose information relating to your compensation and benefits to your legal, accounting, financial and tax advisors, provided that they are subject to professional obligations of confidentiality, and only to the extent that the disclosure is required for a bona fide legal, accounting, financial or tax purpose (as applicable).
(h)    Unsecured Communications: Without limiting the generality of any other provision of this Agreement, Worker will not communicate Confidential Information in a public place or using unsecure methods of communication (e.g. unencrypted messages sent using the Internet or mobile telephones) that are capable of being intercepted or overheard.
(i)    Return of Confidential Information: Immediately upon termination of Worker’s employment by Corporation or upon request by Corporation at any earlier time, Worker will promptly return to Corporation all paper and electronic documents and records and other items and materials that contain or embody Confidential Information, and if and to the extent that electronic records of Confidential Information are contained in Worker’s own computers (including mobile devices) or storage devices then Worker will deliver copies of those electronic records to Corporation and will then permanently delete and destroy all of those electronic records contained in Worker’s own computers (including mobile devices) and storage devices.
(j)    Protection of Computer Systems: Worker will take all necessary precautions to prevent unauthorized access to or use of Corporation’s computer systems and software and related passwords and access codes to which Worker has access during the term of Worker’s employment by Corporation, including by complying with all of Corporation’s applicable policies and rules regarding access to and use of those computer systems and software in effect and amended from time to time.
(k)    Third Party Information: If Worker obtains information that is confidential or proprietary to any other person as a result of Worker’s employment by Corporation, then Worker will not use or disclose the information to any person (including other persons employed or engaged by Corporation) except and to the extent required to perform Worker’s duties and obligations to Corporation and in accordance with Corporation’s written policies and procedures established and revised by Corporation from time to time.
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(l)    No Publicity: For greater certainty, and without limiting the generality of any other provision of this Agreement, Worker will not, without Corporation’s express prior written approval, make or give any public announcement, press release or other statement to the public or the media regarding Confidential Information, Work Product or any related IP Rights.
(m)    Duration of Obligations: For greater certainty, Worker’s obligations regarding Confidential Information set forth in this Agreement will apply to each item of Confidential Information unless and until that item no longer qualifies as Confidential Information by virtue of the application of an exception set forth in section 1(b).
(n)    Affiliates: For greater certainty, and without limiting the generality of any other provision of this Agreement, Corporation’s current Affiliates include Aurinia Pharmaceuticals, Inc., Aurinia Pharma Corp., and Aurinia Pharma Limited.
2.    Work Product
(a)    Definitions: In this Agreement:
(i)    “IP Rights” means intellectual property rights, including: (1) trademarks, trade names, service marks, slogans, domain names, URLs or logos; (2) copyrights, moral rights, rights of authorship and attribution, neighbouring rights, and other rights in works of authorship; (3) database rights; (4) industrial designs, integrated circuit topographies, and mask works; (5) patents and patent applications; and (6) rights protected by trade secrets and confidentiality obligations; whether or not any of those rights is registered or registrable, and all applications and registrations (including renewals, extensions, continuations, divisions, reissues and restorations) relating to any of those rights, now or hereafter in force and effect throughout all or any part of the world;
(ii)    “Technologies and Works” means biological materials, chemical entities, discoveries, derivations, developments, designs, enhancements, ideas and concepts, improvements, innovations, inventions, blueprints, contributions, findings, useful arts, processes, computer software, computer code of all types, layouts, interfaces, applications, tools, hardware, equipment, routines, data and databases, machines, manufactures, manufacturing techniques, compositions of matter, designs, prototypes, samples, devices, know-how, show-how, shop rights, test results, notices of experiments, photographs, x-ray films, formulae, integrated circuit topographies and integrated circuit topography products, semiconductor designs, mask works, methods and methodologies, (including business methods), systems, processes, plans (including business plans), studies (including clinical studies and trials), analyses, memoranda, reports, notes, drawings, specifications, and other technologies, works of authorship (including literary and artistic works), and creations, in any form and recorded on any media, whether or not registered or registrable, patentable or non-patentable, confidential or non-confidential, or protected or protectable by IP Rights, and any associated documentation and information therein or relating thereto, and any improvements, enhancements, or modifications thereto; and
(iii)    “Work Product” means Technologies and Works created, conceived, developed, made, prepared, reduced to practice or learned by Worker, either alone or jointly with other persons, and whether during non-business hours or using facilities and equipment provided by or on behalf of Corporation or an Affiliate, that arise from or relate to: (1) Worker’s employment by Corporation; or (2) Worker’s use of any Technologies and Works, premises, property or information (including Confidential Information) owned, licensed, leased or contracted for by or on behalf of Corporation or an Affiliate or provided or made available to Worker by or on behalf of Corporation or an Affiliate.
(b)    Disclosure/Delivery: Worker will disclose to Corporation each item of Work Product promptly after the item of Work Product is created, conceived, developed, made, prepared, reduced to practice or learned by Worker. Immediately upon termination of Worker’s employment by Corporation or upon request by Corporation at any earlier time, Worker will promptly deliver to Corporation each item of Work Product and all related documents and records.
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(c)    Ownership: Corporation will solely own each item of Work Product and all related IP Rights. Worker hereby irrevocably and unconditionally: (i) transfers and assigns, and agrees to transfer and assign, to Corporation all right, title and interest throughout the world in, to and associated with each item of Work Product and all related IP Rights, free and clear of any and all liens, encumbrances, charges and interests whatsoever of any other person, without any limitation of time and without any restriction whatsoever; (ii) waives, and agrees to waive, in favour of Corporation and each of Corporation’s successors, assigns and licensees (including Affiliates) any and all non-transferable rights (including moral rights and rights of authorship and attribution) that Worker has throughout the world in, to or associated with any item of Work Product or any related IP Rights; and (iii) acknowledges and agrees that Corporation and each of Corporation’s successors, assigns and licensees (including Affiliates) may use and exploit each item of Work Product and all related IP Rights for any and all commercial or non-commercial purposes whatsoever and by means of any and all media and technologies now in existence or developed in the future as they see fit in their discretion, all without any remuneration or compensation to Worker or any other person; and that Worker will not have or retain any right to use or exploit, or authorize other person to use or exploit, any item of Work Product or any related IP Rights in any manner or for any purpose whatsoever.
(d)    Alternative License: If and to the extent that the transfer, assignment, and waiver set forth in section 2(c)1(c) regarding an item of Work Product or any related IP Rights are not effective for any reason, Worker: (i) will hold all right, title and interest in, to and associated with the item of Work Product and all related IP Rights that are not transferred and assigned for the sole benefit of Corporation; and (ii) hereby irrevocably and unconditionally grants, and agrees to grant, to Corporation and each of Corporation’s successors, assigns and licensees (including Affiliates) a non-exclusive, irrevocable, perpetual, world-wide, fully transferable, fully sub-licensable, royalty-free, fully paid-up right and license to use and exploit, and allow other persons to use and exploit, the item of Work Product and all related IP Rights for any and all commercial or non-commercial purposes whatsoever and by means of any and all media and technologies now in existence or developed in the future as they see fit in their discretion, all without any remuneration or compensation to Worker or any other person.
(e)    Assistance:
(i)    General: Upon request by Corporation, during or after the term of Worker’s employment by Corporation, Worker will assist Corporation to: (A) obtain, perfect, register, protect and enforce Corporation’s rights in, to and associated with Work Product and related IP Rights in all countries (including by executing documents (including patent applications), assignments, transfers and waivers to and in favour of Corporation or persons designated by Corporation); and (B) defend against any claims or allegations against Corporation relating to Work Product or any related IP Rights.
(ii)    Patent Applications/Assignments: Without limiting the generality of section 1(e)(i), upon request by Corporation, during or after the term of Worker’s employment by Corporation, Worker will assist Corporation to apply for patents regarding Work Product, including by providing to Corporation details and specifications regarding the Work Product and prior art required for patent applications, executing all documents relating to patent applications, and executing all assignments required to perfect Corporation’s ownership of patent applications and all resulting patents).
(iii)    Appointment of Agent: If Worker fails or is unable for any reason whatsoever to comply with Worker’s obligations under this section 1(e), then Worker hereby irrevocably designates and appoints Corporation (or Corporation’s successors and assigns) and their respective duly authorized officers and agents as Worker’s agents and attorneys in fact to act for and on behalf of Worker and in Worker’s stead to execute and deliver any document and to do all other lawful acts to fulfil Worker’s obligations under this section 1(e) with the same legal force and effect as if executed or done by Worker.
(f)    Confirmation: Upon request by Corporation, both during and after the term of Worker’s employment by Corporation, Worker will confirm Corporation’s ownership of, and rights to use, Work Product and related IP Rights by signing a confirmatory agreement in the form prescribed by Corporation.
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(g)    Security: Worker will not remove Work Product from Corporation’s facilities except as required to perform Worker’s duties and obligations to Corporation and in accordance with Corporation’s written policies and procedures established and revised by Corporation from time to time. Without limiting the generality of the foregoing, Worker will not transfer any biological material to a person who is not employed or engaged by Corporation except pursuant to an applicable written material transfer agreement signed by the person and Corporation.
(h)    Goodwill: Corporation and Affiliates will solely own all goodwill associated with Work Product or the business and affairs of Corporation or any Affiliate, including any goodwill that Worker may establish or enhance as a result of Worker’s dealings with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensors, licensees, contacts or prospects Corporation or an Affiliate.
(i)    No Infringement: In the course of carrying out and performing Worker’s duties and obligations to Corporation (including the creation of Work Product), Worker will not: (i) breach any agreement or other duty or obligation to maintain the confidentiality of the information of any other person, including any former employer or other person for whom Worker has performed services; or (ii) infringe or misappropriate the IP Rights of any other person. Without limiting the generality of the foregoing, Worker will not accept any biological material from any person who is not employed or engaged by Corporation except in accordance with Corporation’s written policies and procedures established and revised by Corporation from time to time.
3.    General
(a)    Enforcement: If Worker breaches or threatens to breach this Agreement and fails or refuses to promptly remedy the breach and agree in writing to comply with this Agreement, then Corporation will, in addition to all other remedies available at law, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance against the breach or threatened breach; and Worker will not oppose the granting of the judicial relief and hereby waives all defences to the judicial relief and the strict enforcement of this Agreement.
(b)    No Conflict: Worker represents and warrants to Corporation that Worker’s entering into this Agreement and performance of Worker’s obligations under this Agreement will not conflict with, or result in the breach of, any express or implied obligation or duty (contractual or otherwise) now or in the future owed by Worker to any other person (including any former employer or other person for whom Worker has performed services).
(c)    Governing Law/Courts: This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia, Canada and the federal laws of Canada applicable in British Columbia. Worker hereby irrevocably submits and attorns to the exclusive jurisdiction of the Supreme Court of British Columbia sitting in the City of Vancouver regarding any and all disputes arising from, connected with or relating to this Agreement or any related matter.
(d)    Legal Advice: Worker acknowledges that Corporation recommended that Worker obtain independent legal advice before executing this Agreement, and that Worker has had the opportunity to do so.
(e)    Miscellaneous: This Agreement will survive indefinitely after the termination of Worker’s employment by Corporation, irrespective of the time, manner or cause of the termination of employment. No consent or waiver by Corporation to or of a breach of this Agreement by Worker will be effective unless in writing and signed by Corporation, or deemed or construed to be a consent to or waiver of a continuing breach or any other breach of this Agreement by Worker. Corporation’s rights and remedies under this Agreement are cumulative and not exhaustive or exclusive of any other rights or remedies to which Corporation may be lawfully entitled under this Agreement or applicable law, and Corporation will be entitled to pursue any and all of Corporation’s rights and remedies concurrently, consecutively and alternatively. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, then the provision will be deemed severed from this Agreement and the remaining provisions of this Agreement will continue in full force and effect without being impaired or invalidated in any way, unless as a result of the severance this Agreement would fail in its essential
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purpose. This Agreement is binding upon Worker and Worker’s heirs, executors, administrators, successors and personal representatives. This Agreement will enure to the benefit of Corporation and each of Corporation’s successors, assigns and licensees. Worker will not assign this Agreement. Corporation may assign this Agreement to any person. Time is of the essence of this Agreement. In this Agreement: (i) a reference to “this Agreement” and other similar terms refers to this Agreement as a whole, and not just to the particular provision in which those words appear; (ii) headings are for reference only and do not define, limit or enlarge the scope or meaning of this Agreement or any of its provisions; (iii) words importing the singular number only include the plural, and vice versa; (iv) “person” includes an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, society and any other legal entity; (v) “including” or “includes” means including or includes, as applicable, without limitation or restriction; (vi) “discretion” means a person’s sole, absolute and unfettered discretion; (vii) “law” includes common law, equity, statutes, regulations, ordinances, and orders in council. This Agreement constitutes the entire agreement between Worker and Corporation regarding the subject matter of this Agreement and supersedes all previous communications, representations, negotiations, discussions, agreements or understandings, whether oral or written, between them regarding the subject matter of this Agreement. This Agreement may be modified only by a document that expressly states that the document is an amendment to this Agreement and is signed by both Worker and Corporation. For greater certainty, this Agreement is in addition to other agreements between Worker and Corporation regarding Worker’s employment by Corporation and related matters.

Acknowledged and agreed by Worker.

Worker’s Signature:	/s/ Neil Solomons	Date:	October 1, 2017
Worker’s Legal Name:	Neil Solomons
Worker’s Address:	[redacted]
Phone/Email:	[redacted]

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EXHIBIT A
EXCLUSION FROM WORK PRODUCT

None.

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SCHEDULE C
DESCRIPTION OF BUSINESS
“Aurinia’s Business” shall mean the businesses actually carried on by the Corporation, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, related to the development and commercialization of pharmaceutical products for the treatment of Lupus and related diseases.

SCHEDULE D
Nil.

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